Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HOUGHTON MIFFLIN HARCOURT COMPANY

1. Name. The name of the Corporation is Houghton Mifflin Harcourt Company.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is COGENCY GLOBAL INC., 850 New Burton Road, Suite 201, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is COGENCY GLOBAL INC.

3. Purpose. The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Capital Stock. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

5. Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article 5, nor the adoption of any provision of the Corporation’s certificate of incorporation inconsistent with this Article 5, shall eliminate or reduce the effect of this Article 5 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 5, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

6. Indemnification.

6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is otherwise involved in or is threatened to be made a party to or to be the subject of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans (a “Covered Person”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person in connection with a Proceeding and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if, prior to the commencement of such Proceeding (or part thereof) by the Covered Person, such Proceeding was authorized by the Board.

6.2 Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that. to the extent required by applicable Jaw. Such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Article 6 or otherwise. The Corporation shall accept such undertaking without reference to the financial ability of the director or officer to make such repayment.

6.3 Claims. If a claim for indemnification or advancement of expenses under this Article 6 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. The failure of the Corporation to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL shall not create a presumption that the Covered Person has not met the applicable standard of conduct or in the case of such a suit brought by the Covered Person, be a defense to such suit. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

6.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any applicable law, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

6.5 Other Sources. Any Covered Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by their employers, Affiliates or other Persons (collectively, the “Other Indemnitors”). The Corporation shall (i) be the indemnitor of first resort (i.e., its obligations to any Covered Person are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Covered Person are secondary), (ii) be required to advance the full amount of expenses incurred by any Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Incorporation or the

Bylaws (or any other agreement between the Corporation and a Covered Person), without regard to any rights a Covered Person may have against the Other Indemnitors, and, (iii) irrevocably waive, relinquish and release the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by the Other Indemnitors on behalf of a Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a Covered Person against the Corporation.

6.6 Amendment or Repeal. The rights conferred upon indemnitees in this Article 6 shall be contract rights that vest upon the occurrence or alleged occurrence of any act or omission giving rise to any Proceeding and such rights shall continue as to a Covered Person who has ceased to be a director, office, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment or repeal of the foregoing provisions of this Article 6 shall not adversely affect any right or protection hereunder of any Covered Person or his or her heirs, executors and administrators in respect of any act or omission occurring prior to the time of such amendment or repeal.

6.7 Other Indemnification and Prepayment of Expenses. This Article 6 (including, for the avoidance of doubt, the rights to be paid expenses in advance of final disposition) shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

6.8 Expenses as a Witness. To the extent that any director, officer, employee or agent of the Corporation is by reason of such position, or a position with another Person at the request of the Corporation, a witness in any Proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

6.9 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

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THE UNDERSIGNED has executed this Second Amended and Restated Certificate of Incorporation as of this 7th day of April, 2022.

HOUGHTON MIFFLIN HARCOURT COMPANY

/s/ John J. Lynch, Jr.
Name: John J. Lynch, Jr.
Title: President and Chief Executive Officer